UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PARTS iD, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 29, 2022

Dear Stockholders:

On behalf of the Board of Directors (the “Board”), it is my pleasure to invite you to attend the 2022 Virtual Annual Meeting of Stockholders (the “Annual Meeting”) of PARTS iD, Inc. (“PARTS” or the “Company”), to be held on Tuesday, June 14, 2022, at 10:00 a.m., Eastern Time. You will be able to attend the Annual Meeting virtually and to vote and submit questions during the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/ID2022 and entering the 16-digit control number provided in your proxy materials.

The Annual Meeting is being held for the purpose of considering and taking action with respect to the following:

(1)	To elect three persons to serve as Class I directors for a two-year term expiring at the 2024 Annual Meeting of Stockholders; and

(2)	To ratify the appointment of WithumSmith+Brown, PC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Regardless of whether you choose to attend the virtual Annual Meeting, please vote prior to the Annual Meeting by following the instructions contained in the accompanying Proxy Statement and in other proxy materials. Voting prior to the Annual Meeting does not deprive you of your right to attend the virtual Annual Meeting and to vote your shares during the Annual Meeting.

Sincerely,

Prashant Pathak
Chairman of the Board of Directors

1 Corporate Drive, Suite C
Cranbury, New Jersey 08512

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	LOCATION
Tuesday, June 14, 2022 10:00 a.m. Eastern Time	Online Meeting Only – No Physical Meeting Location Virtual Meeting Site: www.virtualshareholdermeeting.com/ID2022

NOTICE HEREBY IS GIVEN that the 2022 Virtual Annual Meeting of Stockholders (the “Annual Meeting”) of PARTS iD, Inc. will be held on Tuesday, June 14, 2022, at 10:00 a.m., Eastern Time. The following matters will be considered and voted upon at the Annual Meeting:

1.	A proposal to elect three nominees to serve as Class I directors for a two-year term expiring at the 2024 Annual Meeting of Stockholders; and
2.	A proposal to ratify the appointment of WithumSmith+Brown, PC as the independent registered public accounting firm of PARTS iD, Inc. for the fiscal year ending December 31, 2022.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. The Annual Meeting will be virtual and will be held entirely online via live webcast at www.virtualshareholdermeeting.com/ID2022. There will not be an option to attend the meeting in person. Stockholders will have the same opportunities to participate in the Annual Meeting as they would at an in-person meeting, including having the ability to vote and the opportunity to submit questions during the meeting using the directions on the meeting website.

The Board of Directors has fixed the close of business on April 18, 2022 as the record date for the Annual Meeting. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

Antonino Ciappina Chief Executive Officer

Cranbury, New Jersey

April 29, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 14, 2022 — this Proxy Statement, the Notice of Annual Meeting, the Form of Proxy and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 are available at www.proxyvote.com.

PLEASE READ THE ACCOMPANYING PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2021.  WE RECOMMEND THAT YOU SUBMIT YOUR PROXY TO VOTE YOUR SHARES AS SOON AS POSSIBLE USING ONE OF THE CONVENIENT PROXY VOTING METHODS DESCRIBED BELOW.  YOUR VOTE IS VERY IMPORTANT TO US.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2021, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING EXHIBITS, WILL ALSO BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN OR ORAL REQUEST TO PARTS iD, INC. ATTENTION: INVESTOR RELATIONS, 1 CORPORATE DRIVE, SUITE C, CRANBURY, NEW JERSEY 08512; TELEPHONE (866) 909-6699.

VOTING

Internet	Telephone	Mail	Webcast

Visit the Web site noted on your proxy card or your Notice of Internet Availability to vote via the Internet.	Use the toll-free telephone number on your proxy card to vote by telephone.	Sign, date and return your proxy card in the enclosed envelope to vote by mail, if you have requested or receive paper copies of the proxy materials.	Participate in the meeting and vote electronically at www.virtualshareholdermeeting.com/ ID2022.

i

PROXY STATEMENT

Our Board of Directors (the “Board”) is soliciting proxies from our stockholders in connection with PARTS iD, Inc.’s 2022 Annual Meeting of Stockholders.  When used in this Proxy Statement, the terms “we,” “us,” “our,” “the Company” and “PARTS” refer to PARTS iD, Inc. and its consolidated subsidiaries.  On or about April 29, 2022, a Notice of Internet Availability of Proxy Materials (the “Notice”) is first being mailed to our stockholders of record as of the Record Date, and our proxy materials are first being posted on the website referenced in the Notice and this Proxy Statement.

SUMMARY

This summary highlights information contained in the Proxy Statement.  It does not include all of the information that you should consider prior to voting, and we encourage you to read the entire document prior to voting.  For more complete information regarding our 2021 financial performance, please review our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2022.

Stockholders are being asked to vote on the following matters at the 2022 Annual Meeting of Stockholders:

Our Board’s Recommendation
ITEM 1. Election of Directors

The Board and the Nominating and Corporate Governance Committee of the Board believe that each of the director nominees possess the necessary qualifications, attributes, skills and experiences to provide quality advice and counsel to our management and effectively oversee the business and the long-term interests of our stockholders.

FOR each Director Nominee
ITEM 2. Ratification of the Appointment of WithumSmith+Brown, PC, as the Company’s Independent Registered Public Accounting Firm

The Audit Committee of the Board believes that the retention of WithumSmith+Brown, PC, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, is in the best interest of the Company and its stockholders. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of the independent registered public accounting firm.	FOR

QUESTIONS AND ANSWERS ABOUT THE VIRTUAL ANNUAL MEETING AND VOTING

How can I participate in the Virtual Annual Meeting?

Our Annual Meeting will be a completely virtual meeting. There will be no physical meeting location.

To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/ID2022 and enter the 16-digit control number included on your Notice, on your proxy card, or on the instructions that accompanied your proxy materials. The meeting will begin promptly at 10:00 a.m. Eastern Time (“ET”) on June 14, 2022.

Who can vote at the Annual Meeting?

You are entitled to vote at the Annual Meeting if you owned shares of our Class A common stock, par value $0.0001 per share (our “Common Stock”), as of the close of business on April 18, 2022 (the “Record Date”). Each share of our Common Stock entitles the holder of such share on the Record Date to one vote on each matter submitted to the stockholders at the Annual Meeting.

On the Record Date, 33,965,804 shares of Common Stock were issued and outstanding and entitled to be voted at the Annual Meeting.

The presence, virtually or by proxy, of the holders of a majority of the voting power of our issued and outstanding stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. The holders of our Common Stock will vote as a single class on the matters submitted to the stockholders at the Annual Meeting.

Am I a stockholder of record?

If at the close of business on the Record Date, your shares were registered directly in your name with the Company’s transfer agent, then you are a stockholder of record.

What if my shares are not registered directly in my name but are held in street name?

If at the close of business on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are considered the “beneficial owner” of shares held in “street name” and the proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account.

What does it mean if I receive more than one proxy card or voting instruction form?

If you received more than one proxy card or voting instruction form, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each proxy card and voting instruction form to ensure that all of your shares are voted.

If I am a stockholder of record of Common Stock, how do I cast my vote?

Voting at the Annual Meeting. If you attend the Annual Meeting and desire to vote during the meeting, you can vote through the virtual stockholder meeting platform at www.virtualshareholdermeeting.com/ID2022.  To vote at the meeting, please follow the instructions on your proxy card or Notice. We recommend you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the meeting.

Voting By Proxy. If you do not wish to vote in person or will not be attending the meeting, you may vote by proxy through the following means:

●	by mailing a proxy card;

●	via the internet; or

●	over the telephone.

Please refer to the specific instructions set forth on the Notice or printed proxy materials. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

If you complete and submit your proxy before the meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the meeting.

If I am a beneficial owner of the Company’s shares, how do I vote?

If you are a beneficial owner of shares held in street name through a brokerage firm, bank, dealer, or other similar organization, you will receive instructions from that organization, which you must follow to vote your shares. Brokerage firms, banks, dealers and other nominees typically have a process for their beneficial holders to provide voting instructions online or by telephone. If you hold your shares in street name and wish to vote at the virtual Annual Meeting, please obtain instructions on how to vote at the meeting from your broker, bank or other nominee.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any one of three ways:

●	You may timely submit a later-dated proxy via the Internet, by telephone or by mail;

●	You may send a written notice that you are revoking your proxy to PARTS iD, Inc., Attention: Investor Relations, 1 Corporate Drive, Suite C, Cranbury, New Jersey 08512; or

●	You may attend and vote your shares at the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Please note, however, that any beneficial owner of our Common Stock whose shares are held in street name may (a) revoke his or her proxy and (b) attend and vote his or her shares at the Annual Meeting only in accordance with applicable rules and procedures that may then be employed by such beneficial owner’s brokerage firm, bank, dealer, or other similar organization.

What am I voting on?

The following proposals are scheduled for a vote at the Annual Meeting:

●	Proposal 1 – To elect the three nominees named in this Proxy Statement to serve as Class I directors until the 2024 Annual Meeting of Stockholders; and

●	Proposal 2 – To ratify the appointment of WithumSmith+Brown, PC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022.

How many votes are needed to approve each proposal?

In voting with regard to Proposal 1, you may vote in favor or withhold authority to vote in favor of each nominee.  Directors will be elected by a plurality of the votes cast by holders of our shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on Proposal 1, provided a quorum is present.  Abstentions will have no effect on the election of directors.

In voting with regard to Proposal 2, you may vote in favor of the proposal, against the proposal, or abstain from voting. The vote required to approve Proposal 2 is the affirmative vote of a majority of the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on Proposal 2, provided a quorum is present. Abstentions will be considered in determining the number of votes required to obtain the necessary majority vote for the proposal and therefore will have the same legal effect as votes against the proposal.

The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this Proxy Statement. If any other matters are properly brought before the Annual Meeting and you do not instruct the persons named as your proxies to vote on these matters, your proxy might give authority to the persons named as proxies to vote the shares represented thereby in their discretion. See “How are votes counted?” below.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count votes “For” and “Against,” abstentions and, if applicable, broker non-votes. A “broker non-vote” occurs when a stockholder of record, such as a broker, holding shares for a beneficial owner does not vote on a particular item because the stockholder of record does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.  Broker non-votes will be counted for the purpose of determining if a quorum is present. If your shares are held in street name and you do not vote your shares, your bank or brokerage firm can only vote your shares in their discretion for proposals which are considered “routine” proposals. Proposal 2, the ratification of the appointment of our independent registered public accounting firm, is considered a routine proposal, and therefore we do not expect any broker non-votes on Proposal 2. Proposal 1 is a “non-routine” proposal, and therefore there may be broker non-votes with respect to Proposal 1. However, broker non-votes will not affect the outcome of the vote on that proposal.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, then the shares represented by that proxy card will be voted FOR the election of all three director nominees and FOR the ratification of the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2022.

What are the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our officers, directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these officers, directors and employees no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

When will voting results be made available?

We will announce the final voting results in a Current Report on Form 8-K that will be filed with the SEC within four business days following the Annual Meeting.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

Proposal No. 1 is a proposal to elect three persons to serve as directors on our Board. All of the nominees are currently serving as our directors. Our Certificate of Incorporation provides that our Board is divided into two classes, Class I and Class II, with members of each class typically serving staggered two-year terms. However, because we did not hold an Annual Meeting of Stockholders in 2020, due to the timing of when the business combination of our company (the “Business Combination”) was consummated, both classes of directors were nominated for re-election, and were elected, at the 2021 Annual Meeting of Stockholders, with the three Class I directors elected to serve for a one-year term expiring at the 2022 Annual Meeting of Stockholders and the four Class II directors elected to serve for a two-year term expiring at the 2023 Annual Meeting of Stockholders.

The current members of each class of directors are as follows:

●	Class I directors: Darryl T.F. McCall, Rahul Petkar and Ann M. Schwister

●	Class II directors: Aditya Jha, Prashant Pathak, Edwin J. Rigaud and Richard White

The Board, based on the recommendation of the Nominating and Corporate Governance Committee, has nominated Darryl T.F. McCall, Rahul Petkar and Ann M. Schwister for re-election as Class I directors to serve for a two-year term expiring at the 2024 Annual Meeting of Stockholders.

If elected, each director nominee would hold office until the Annual Meeting of Stockholders in 2024 and until his or her successor is elected and qualified, or his or her earlier death, resignation or removal. Stockholders cannot vote for a greater number of persons than the three nominees named. All of the Board’s director nominees have consented to be named in this proxy statement and to serve as a director, if elected.

If, prior to the Annual Meeting, any of the nominees should be unavailable to serve for any reason, the Board may (i) designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), (ii) allow the vacancy(ies) to remain open until a suitable candidate or candidates are located, or (iii) by resolution provide for a lesser number of directors. The Board has no reason to believe that any of its nominees will be unable to serve.

Directors are elected by a plurality of the votes cast by holders of our shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on Proposal 1, provided a quorum is present. Stockholders do not have the right to cumulate their votes in the election of directors or with respect to any other proposal or matter. Assuming a quorum is present, the seven validly nominated individuals receiving the highest number of votes cast at the Annual Meeting will be elected directors.

Summarized below is certain information concerning the nominees for director and the directors whose term of office is not expiring at the Annual Meeting, including a brief account of the education and business experience during at least the past five years.  There are no family relationships between any director, executive officer, or person nominated to become a director.

Director Nominees and Continuing Directors

Class I Director Nominees

Darryl T. F. McCall, age 67, has served as a director of the Company since Legacy Acquisition Corp.’s (“Legacy”) inception in 2016 and served as Legacy’s President and COO since Legacy’s inception until the Business Combination. With more than 35 years of domestic and international operating experience with consumer products businesses, Mr. McCall will provide us with a broad range of functional expertise and executive leadership experience. Mr. McCall served as Executive Vice President and Executive Committee member at Coty Inc. from 2008 to 2014 where his key responsibilities involved the management of numerous global manufacturing facilities and distribution centers. During his tenure at Coty, Mr. McCall also held major responsibilities related to the integration of 5 acquired businesses and helped lead the company through its $1.0 billion initial public offering in 2013. Prior to joining Coty, Mr. McCall held numerous positions at Procter & Gamble from 1978 to 2008. From 2007 to 2008, Mr. McCall was Product Supply Vice President — Global Fabric Care, leading a global organization comprised of more than 35 manufacturing operations centers and more than 16,000 employees. From 2005 to 2006, Mr. McCall served as General Manager of Procter & Gamble’s Global Personal Cleansing Care Division which oversees brands such as Camay®, Gillette®, Ivory®, Olay®, Old Spice®, and Zest®. Mr. McCall also held significant responsibilities for integrating certain of Procter & Gamble’s large acquisitions. Notable examples include the leadership of the supply chain integration of Gillette® and Wella®. Over the course of his career Mr. McCall has managed operations in Belgium, Canada, the United Kingdom, France, Switzerland and the United States. He also is an outside independent Director for HCP Packaging.

Rahul Petkar, age 62, has served as a director of the Company since November 20, 2020. Mr. Petkar is a business leader with over thirty-five years of experience in the financial services and technology sectors spanning Asia, Middle East, North America and Latin America, and is a strategic advisor and board member to both public and private financial technology startups in the United States and Canada. He is President and CEO of Ishkan Inc. a Canada corporation, and established Polaris Canada, a banking technology company providing services to all major Canadian banks and select U.S. financial institutions. He also served as Director of International Development at TD Waterhouse, where he was a core member of the team responsible for the global expansion of its brokerage and wealth management business to Japan, the United Kingdom, Luxembourg, and Hong Kong.

Ann M. Schwister, age 54, has served as a director of the Company since November 20, 2020. Ms. Schwister has 29 years of domestic and international operational experience at Procter and Gamble. She served as Vice President and CFO of Procter and Gamble’s two most important regions, North America and Greater China and Vice President and CFO for the Global Oral Care business. Since retiring from Procter and Gamble in 2018, Ms. Schwister has been a strategic advisor working with several organizations including social enterprises and a small family owned business. She also serves on the Executive Committee and board of the Greater Cincinnati Foundation where she chaired the Finance and Audit Committee for six years. Additionally, she has served on the CFO Committee of the Grocery Manufacturers Association and the Wisconsin School of Business Dean’s Advisory Board. In these roles, Ms. Schwister has amassed significant experience regarding Global P&L responsibilities, gained a deep understanding of consumers and digital and traditional retail environments, and gained experience with respect to small businesses. Ms. Schwister is also a director of Wejo Group Limited, a provider of cloud and software analytics for connected, electric, and autonomous mobility. She is a qualified audit committee financial expert and has corporate governance expertise. She has a BBA degree in Finance with a specialization in International Business from the University of Wisconsin-Madison.

Class II Directors (Term Expiring in 2023)

Aditya Jha, age 66, has served as a director of the Company since November 20, 2020. His entrepreneurial pursuits have included startup technology ventures in the United States and internationally as well as turn-around businesses in Canada. He co-founded a software company, Isopia Inc., which was acquired by Sun Microsystems Inc., USA in 2001. He also served as General Manager, eBusiness at Bell Canada. He is a Member of the Order of Canada (Canada’s highest civilian honors).

Prashant Pathak, age 50, has served as a director of the Company since November 20, 2020 and is the Chairman of the Board. Mr. Pathak has served as CEO of Ekagrata Inc., a business building oriented principal investment company, since January 2015 and as a Principal of In Colour Capital Inc., an independent principal investment group, since April 2015. He has been an appointee of the Government of Canada on the Board of the Business Development Bank of Canada for nearly a decade. Previously, Mr. Pathak has been a Partner of McKinsey & Company Inc. At McKinsey he was a leader of the North American Telecom Practice, the Financial Services Practices and a leader in the Strategy & Corporate Finance Practice. He has also been part of the startup team and the Managing Partner of ReichmannHauer Capital Partners, a successful Canadian investment firm. Mr. Pathak has an MBA from INSEAD with Distinction and a B.Tech degree in Electrical Engineering from The Indian Institute of Technology (“IIT”), where he was adjudged the Best All-round Graduating Student of his class. He also has a Diploma in Fuzzy Logic from IIT.

Edwin J. Rigaud, age 78, served as the Chairman and Chief Executive Officer of Legacy from its inception in 2016 until the Business Combination establishing PARTS iD Inc. in 2020, when he was named a director of PARTS iD, Inc. Mr. Rigaud has more than 50 years of business experience across a multitude of operating and leadership roles. In 2007, Mr. Rigaud founded EnovaPremier and commenced operations through the acquisition of the assets of T&WA, Inc. Since that time, he has served as owner and the President and Chief Executive Officer of EnovaPremier (2007-2018) and as Chairman (2019) while guiding that company to a position as one of the leading providers of automotive tire & wheel pre-assembly services in the United States. Prior to founding EnovaPremier, Mr. Rigaud served in numerous operating and management capacities at Procter & Gamble from 1965 to 2001. Mr. Rigaud’s notable leadership positions at Procter & Gamble included his role as a Vice President of Food & Beverage Products and as a Vice President of Government Relations in North America. Adding to his experience as a senior manager, Mr. Rigaud developed significant expertise in product development and brand management having been the first Technical Brand Manager in the exploratory phase of Pringle’s, and ultimately the Product Development Group Leader during the execution of Pringle’s national launch. Mr. Rigaud also led the product development efforts of Secret Deodorant & Antiperspirant improvements, including key active ingredient technology and perfume upgrades, while having direct participation with the Leo Burnett Agency in the creation of the famous advertising slogan, “strong enough for a man, but made for a woman.” Mr. Rigaud’s leadership in these efforts helped to facilitate a major relaunch of the Secret brand. He was ultimately named a Director in Product Development. Outside of his corporate leadership experience, Mr. Rigaud has served on the Board of the Federal Reserve Bank of Cleveland and the Board of the local affiliate of Fifth Third Bank of Cincinnati. Mr. Rigaud has also held appointments by Governor Bob Taft to the Ohio Board of Regents, and by President George W. Bush to the national Institute of Museum and Library Services. In 1997, Mr. Rigaud became the first CEO of the National Underground Railroad Freedom Center, located in Cincinnati, Ohio. This 9-year development program included raising $110 million while working closely with John Pepper, former Chairman and CEO of Procter & Gamble, who served as the national building Campaign Chairman. Mr. Rigaud is also the head of one of the first African American co-ownership groups of a Major League Baseball franchise, the Cincinnati Reds. Mr. Rigaud also serves as a director of Graf Acquisition Corp. IV, a blank check company.

Richard White, age 68, has served as a director of the Company since Legacy’s inception in 2017. Mr. White has served as chief executive officer of Aeolus Capital Group Ltd., a financial and strategic management advisory firm, since May 2017. Mr. White served as Managing Director and head of Oppenheimer & Co. Inc.’s. Private Equity and Special Products Department from 2004 until April 2017. From 1997 until 2002, Mr. White was a Managing Director of CIBC Capital Partners, the private equity merchant banking division of Canadian Imperial Bank of Commerce, the successor by acquisition of Oppenheimer & Co., Inc. From 1985 until 1997, Mr. White was a Managing Director and one of approximately 30 General Partners of Oppenheimer & Co. Inc. Mr. White was responsible for founding and building several of its investment banking industry groups including consumer products, business services, industrials, technology, gaming and leisure, and real estate. Mr. White also headed Oppenheimer’s mergers and acquisitions department. Mr. White is a CPA. Mr. White is the Lead Independent Director of G-III Apparel Group Ltd., a manufacturer, retailer, and distributor of apparel (Nasdaq: “GIII”). Mr. White is a director of G-III Apparel Group, Ltd., which designs, sources and markets apparel and accessories under owned, licensed and private label brands. He previously served on the board of Escalade, Incorporated, a manufacturer, importer and distributor of sporting goods. Mr. White holds a Master of Business Administration from the Wharton School of the University of Pennsylvania and a B.A. from Tufts University.

The Board recommends that stockholders vote FOR each of the Class I director nominees named above for re-election to the Board.

Legal Proceedings

Directors or Executive Officers as Parties Adverse to the Company

The following are material proceedings to which certain of our directors or executive officers is a party adverse to, or has a material interest adverse to, the Company or its subsidiaries.

The Company (i) has been named as a defendant in Stanislav Royzenshteyn and Roman Gerashenko v. Prashant Pathak, Carey Kurtin, Ekagrata, Inc., Onyx Enterprises Canada Inc., Onyx Enterprises Int’l Corp. (“Onyx”), In Colour Capital, Inc., J. William Kurtin, (ii) has been named as a nominal defendant in Onyx Enterprises Canada Inc. v. Stanislav Royzenshteyn and Roman Gerashenko and Onyx Enterprises Int’l, Corp., and (iii) has been named as a third-party defendant in Prashant Pathak and Carey Kurtin v. Onyx Enterprises Int’l Corp., all in the Superior Court of New Jersey, Chancery Division, Monmouth County (collectively with all other matters related to the foregoing litigation, the “Stockholder Litigation”). The initial claim, made on February 12, 2018, stemmed from disputes between Stanislav Royzenshteyn and Roman Gerashenko (together, the “Founder Stockholders”) and Onyx Enterprises Canada Inc. and its principals (collectively, the “Investor Stockholder and Principals”) arising from circumstances relating to a 2015 Series A financing in which the Investor Stockholder and Principals participated. The Founder Stockholders allege, among other things, that they agreed to sell their shares in Onyx in reliance upon statements of the Investor Stockholder and Principals that they subsequently would bring additional investors and capital to Onyx and that the Investor Stockholder and Principals fraudulently and intentionally made material misstatements concerning Onyx’s valuation to potential investors. The initial complaint has since been withdrawn and amended multiple times to both defend the initial cause of action and add new causes of action against the Investor Stockholder and Principals; meanwhile, the Investor Stockholder and Principals have sought to dismiss the claim. The Founder Stockholders are seeking legal relief in the form of damages and equitable relief in the form of rescission. The initial claims were expanded to include two orders to show cause, one regarding the Company’s termination of Roman Gerashenko as Chief Executive Officer on December 24, 2018 and the second requesting removal of Kailas Agrawal as the court appointed independent provisional director. The court denied both on January 10, 2019, but Mr. Gerashenko’s employment-related claims were preserved for a potential future action. On February 21, 2019, the Investor Stockholder and Principals filed a motion to dismiss the amended complaint, but the court denied that motion.

While the core dispute rests between the Founder Stockholders and the Investor Stockholder and Principals, the Investor Stockholder and Principals have made claims directly against the Company alleging that the Company has an obligation to indemnify certain individuals affiliated with the Investor Stockholder and Principals pursuant to director indemnification agreements signed by the Company and such individuals. On March 13, 2019, the Founder Stockholders requested that the court not grant such relief to the Investor Stockholders and Principals. In addition, the Founder Stockholders tendered a demand for indemnification to the Company arising from certain claims asserted against them by the Investor Stockholder and Principals in the Stockholder Litigation. On December 16, 2020, the disinterested directors of the Board determined that the Founder Stockholders were not entitled to indemnification. Counsel for the Founder Stockholders was informed on December 18, 2020 of the Board’s decision. The Company also filed an answer to the complaint together with defenses to the claims for indemnification and have denied any wrongdoing or liability by the Company. Discovery is closed, but there are several pending discovery issues that remain outstanding.

The Investor Stockholder and Principals filed a motion for summary judgment seeking dismissal of all of the claims brought by the Founder Stockholders, which motion was heard on February 19, 2021. On August 31, 2021, the court issued an order granting in part and denying in part the motion for summary judgment, by which order eight claims were dismissed and seven claims were preserved. Pursuant to the court’s opinion, all of the derivative claims brought by the plaintiffs against the Company were dismissed. The only remaining claim against the Company is the defendants’ claim for indemnification.

At this point in the Stockholder Litigation, with discovery issues outstanding, no opinion can be offered as to the potential outcome of the Stockholder Litigation or as to any potential exposure of the Company to any monetary judgment.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)

Proposal No. 2 is a proposal to ratify the appointment of WithumSmith+Brown, PC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

The Audit Committee of our Board, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of WithumSmith+Brown, PC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022. As a matter of good corporate practice, the Board has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting.  WithumSmith+Brown, PC has served as our independent registered public accounting firm since 2020 and is considered by our Audit Committee to be well qualified.

If the stockholders do not ratify the appointment of WithumSmith+Brown, PC, the Audit Committee will reconsider the appointment.  Even if the stockholders ratify the appointment, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board unanimously recommends that you vote FOR Proposal No. 2 to ratify the appointment of WithumSmith+Brown, PC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. If not otherwise specified, proxies will be voted “FOR” the ratification of WithumSmith+Brown, PC.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Stockholder Communications with the Board of Directors

Stockholders of the Company wishing to send a written communication to the Board, a Board committee or an individual director should send the written communication to: PARTS iD, Inc., Attention: Investor Relations, 1 Corporate Drive, Suite C, Cranbury, New Jersey 08512. Any such communication should include the stockholder’s name and address and identify any individual directors or committees of the Board to which the stockholder would like to have the written communication sent. The Corporate Secretary, or his or her designee, will, in such manner as he or she deems appropriate, collect and organize such stockholder communications and periodically forward them to the Board or a committee or individual director, as applicable. The Corporate Secretary may refuse to forward material which he or she determines in good faith to be commercial, frivolous or otherwise inappropriate for delivery.

Board Leadership Structure and Risk Oversight

The Board recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of the Company at any point in time. As a result, the Board does not have a fixed policy regarding the separation of the offices of Chief Executive Officer and Chairman and believes that it should maintain the flexibility to select the Chairman and its leadership structure, from time to time, based on the criteria that it deems in the best interests of the Company and its Stockholders. This has allowed the Board the flexibility to establish the most appropriate structure for the Company at any given time.

Currently, our Chief Executive Officer is separate from our Chairman. The Board believes that, currently, having a separate Chief Executive Officer and Chairman is the appropriate leadership structure for our Company. In making this determination, the Board considered, among other matters, the respective experiences of and rapport between Messrs. Ciappina and Pathak and believes that such structure promotes balanced leadership and direction for the Company. If the Board decides in the future that circumstances indicate that combining the positions of Chairman and Chief Executive Officers will foster a more effective and efficient Board, the independent directors will designate one of themselves as “Lead Independent Director.”

The Board is actively involved in overseeing our risk assessment and monitoring processes. The Board, through the Strategy, Technology and Risk Management Committee, focuses on our general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. In addition, each of the other committees of the Board considers risk within its area of responsibility.

Director Independence

NYSE American listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an executive officer or employee of the Company or any other individual having a relationship which in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that all of our directors are “independent directors” as defined in the NYSE American listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Meetings and Committees of the Board of Directors

Our Board of Directors held nine meetings during 2021. During 2021, each of the directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served. It is a policy of our Board that all directors attend the Annual Meeting of Stockholders absent unusual circumstances. Four of our directors virtually attended our 2021 Annual Meeting of Stockholders.

Our Board has five standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Strategy, Technology and Risk Management Committee, and a Finance and Business Development Committee. Each committee operates under a charter that has been approved by our Board and has the composition and responsibilities described below. The charter of each committee is available on our website at www.partsidinc.com/corporate-governance/governance-documents. Our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are composed solely of independent directors.

Audit Committee

We have established an Audit Committee of the Board. The members of our Audit Committee are Ann M. Schwister, Richard White and Aditya Jha. Ms. Schwister serves as chair of the Audit Committee. Ms. Schwister and Messrs. White and Jha qualify as independent directors under applicable NYSE American and SEC rules. Each member of the Audit Committee is financially literate and our Board has determined that each of Ms. Schwister and Mr. White qualify as an “audit committee financial expert” as defined in applicable SEC rules. The Audit Committee held six meetings in 2021.

We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered accounting firm and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and non-audit services to be provided by the independent registered accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent registered accounting firm all relationships the independent registered accounting firm have with us in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent registered accounting firm;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent registered accounting firm describing (i) the independent registered accounting firm’s internal quality control procedures and (ii) any material issues raised by the most recent internal quality control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent registered accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a Compensation Committee of the Board consisting of three members. The members of our Compensation Committee are Richard White, Aditya Jha and Rahul Petkar. Mr. White serves as chair of the Compensation Committee. The Compensation Committee held four meetings during 2021.

We have adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by the NYSE American and the SEC.

Nominating and Corporate Governance Committee

We have established a Nominating and Corporate Governance Committee. The members of our Nominating and Corporate Governance Committee are Aditya Jha, Rahul Petkar, and Ann M. Schwister. Mr. Jha serves as chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee did not meet in person in 2021.

We have adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Nominating and Corporate Governance Committee, including:

●	identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Board;

●	developing, recommending to the Board and overseeing implementation of our corporate governance guidelines;

●	coordinating and overseeing the annual self-evaluation of the Board, its committees, individual directors and management in the governance of the Company; and

●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Strategy, Technology and Risk Management Committee

We have established a Strategy, Technology and Risk Management Committee. The members of our Strategy, Technology and Risk Management Committee are Darryl T.F. McCall, Prashant Pathak and Edwin J. Rigaud. Mr. McCall serves as chair of the Strategy, Technology and Risk Management Committee. The Strategy, Technology and Risk Management Committee held four meetings in 2021.

We have adopted a Strategy, Technology and Risk Management Committee charter, which details the principal functions of the Strategy, Technology and Risk Management Committee, including:

●	conducting a periodic review of the Company’s strategic technology platform and associated risks and resources;

●	reviewing the policies and procedures established by management to identify, assess, measure and manage key strategic opportunities, issues and risks facing the Company, including platform risk, operational risk, market risk, model risk, cybersecurity risk, technology risk and reputational risk;

●	discussing emerging trends and disruptions in industry and technologies;

●	evaluating the Company’s data and technology platform efficacy for customer value delivery and relevance;

●	reviewing the Company’s material investments in and capital deployments for technology;

●	assisting the Board in its oversight of the Company’s risk management regarding product technology, business continuity, innovation, cybersecurity, research and development;

●	reviewing critical cybersecurity and related risks and vulnerabilities; and

●	reviewing the Company’s technology asset footprint in regards to multi-location service delivery and business continuity.

Finance and Business Development Committee

In April 2022, we established a Finance and Business Development Committee. The members of our Finance and Business Development Committee are Aditya Jha, Prashant Pathak and Richard White. Mr. White serves as chair of the Finance and Business Development Committee. Because it was established in 2022, the Finance and Business Development Committee did not meet in 2021.

We have adopted a Finance and Business Development Committee charter, which details the principal functions of the Finance and Business Development Committee, including:

●	monitoring the Company’s policies regarding capital structure and leverage levels;

●	reviewing the Company’s dividend and share repurchase policies and practices; and

●	reviewing any proposed merger, recapitalization, financing transaction, restructuring, disposition, distribution, spin-off, asset purchase or sale, joint venture or other business combination involving the Company or any of the Company’s affiliates.

Director Qualifications, Board Diversity and Director Candidates

The Board is responsible for approving candidates for Board membership.  The Board has delegated the responsibility for evaluating, selecting and recommending director nominees to the Nominating and Corporate Governance Committee.  In evaluating candidates and existing directors for service on the Board, the Nominating and Corporate Governance Committee considers certain minimum qualifications, including:

●	high moral and ethical character and willingness to apply sound, objective and independence business judgment;

●	broad experience and accomplishment in their respective field;

●	a reputation, both personal and professional, that is consistent with the image and reputation of the Company;

●	sufficient time to devote to the Company’s affairs and to carry out his or her duties as a director and/or committee member, as applicable; and

●	the ability to exercise sound business judgment and to provide insight and practical wisdom based on experience.

Specific additional criteria may be added with respect to specific searches for new Board members.  An acceptable candidate may not fully satisfy all of the criteria, but is expected to satisfy nearly all of them.

Candidates for director nominees are reviewed in the context of the current composition of the Board, and the needs of the Board given the circumstances of the Company.  In identifying and screening candidates, the Nominating and Corporate Governance Committee considers whether the candidates fulfill the criteria for directors approved by the Board, including integrity, objectivity, independence, sound judgment, leadership, courage and diversity of experience (for example, in relation to finance and accounting, international operations, strategy, risk management, technical expertise, policy-making, etc.).  In the case of new director candidates, the Board also determines whether the nominee must be independent for purposes of the NYSE American.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for director.  The Board periodically reviews the appropriate size of the Board, which may vary to accommodate the availability of suitable candidates and the needs of the Company.

The Nominating and Corporate Governance Committee considers recommendations for Board candidates submitted by stockholders and evaluates them using substantially the same criteria as it applies to recommendations from other sources. Stockholders may submit recommendations by providing the person’s name and appropriate background and biographical information in writing to the Nominating and Corporate Governance Committee c/o Corporate Secretary, PARTS iD, Inc., 1 Corporate Dr., Suite C, Cranbury, NJ 08512. Any such recommendation must include, among other items:

●	the name and address of the stockholder and a representation that the stockholder is a holder of record of shares of our common stock;
●	a brief biographical description for the nominee, including his or her name, age, business and residence addresses, occupation for at least the last ten years and a statement of the qualifications of the candidate, including educational background, taking into account the qualification requirements set forth above;

●	permission from the Company to conduct a background investigation, including the right to obtain education, employment and credit information;

●	the candidate’s consent to serve as a director if elected.

For a complete list of information that must be submitted with any such recommendation, see the section entitled “Stockholder Recommendations for Directors” in the Nominating and Corporate Governance Committee’s charter, which is available on our website at www.partsidinc.com/corporate-governance/governance-documents.

Corporate Governance Policies

We have adopted the Corporate Governance Guidelines that guide the Company and the Board on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director qualifications, director evaluations, director orientation and education, director access to management, Board access to independent advisors, and management development and succession planning. The Corporate Governance Guidelines are available on our website at www.partsidinc.com/corporate-governance/governance-documents.

Code of Ethics

We have adopted a code of ethics applicable to our directors, officers and employees. Complete copies of our code of ethics and our committee charters are available on our website at www.partsidinc.com/corporate-governance/governance-documents. The inclusion of the Company’s website address in this prospectus does not include or incorporate by reference the information on the Company’s website into this prospectus. In addition, a copy of the code of ethics will be provided without charge upon request to us. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller by posting such information on our website at www.partsidinc.com.

DIRECTOR COMPENSATION

Pursuant to the Company’s Non-Employee Director Compensation Policy, during 2021, our non-employee directors received the following annual retainers, as applicable, payable in quarterly installments, in advance, on the first business day of each calendar quarter:

●	an annual retainer of $35,000;

●	committee chair annual fees as follows:

Committee Chair	Annual Cash Fee
Audit	$22,500
Compensation	$15,000
Nominating and Corporate Governance	$15,000
Strategy, Technology and Risk Management	$17,500

●	committee membership annual fees (including the chair) as follows:

Non-Chair
Committee Members	Annual Cash Fee
Audit	$5,000
Compensation	$5,000
Nominating and Corporate Governance	$3,000
Strategy, Technology and Risk Management	$3,000

●	the chair of the Board receives an additional annual fee of $35,000.

Unless a committee or the Board has more than six meetings per calendar year, there will be no meeting fees. If there are more than six meetings in one calendar year for an individual committee or the Board, additional compensation will be reviewed by the Compensation Committee at that time.

The Non-Employee Director Compensation Policy provides that each non-employee director will receive an annual restricted stock unit (“RSU”) grant on the date of each annual meeting of stockholders at which the director is elected to the Board or continues to serve as a director, with the number of RSUs calculated by dividing $50,000 by the closing sale price for a share of the Company’s common stock on the Company’s principal stock exchange on the date of grant. Each such grant will vest in full on the earlier of one year after the date of grant or the date of the next year’s annual meeting of stockholders, provided the director remains a member of the Board as of the vesting date.

In addition, during 2021, in connection with the Business Combination, each non-employee director received an award of 7,142 RSUs with an effective grant date of March 11, 2021, the second trading day following public release of the Company’s financial results for the fourth quarter and full year 2020. These RSUs fully vested on November 20, 2021.

The Company reimburses directors’ reasonable expenses in connection with attending board and committee meetings.

 2021 Director Compensation Table

The following table presents the compensation for each person who served as a member of our Board of Directors during 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Aditya Jha	63,000	99,989	162,989
Darryl T.F. McCall	55,000	99,989	155,489
Prashant Pathak	73,000	99,989	172,989
Rahul Petkar	43,000	99,989	142,989
Edwin J. Rigaud	38,000	99,989	137,989
Ann M. Schwister	65,500	99,989	165,489
Richard White	60,000	99,989	159,989

(1)	Amounts shown represent the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of awards of RSUs granted in 2021, which include: (a) 7,142 RSUs granted to each director on March 11, 2021 in connection with the Business Combination, and (b) 8,116 RSUs granted to each director on June 8, 2021, pursuant to our Non-Employee Directors Compensation Policy. Each director held 8,116 unvested RSUs as of December 31, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2021 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under the section entitled “Executive Compensation.”

Certain Relationships with Directors and Stockholders

Stockholder Support Agreements

Concurrently with the execution of the Business Combination Agreement, Legacy entered into a Stockholder Support Agreement with each of Onyx’s stockholders (collectively, the “Stockholder Support Agreements”). Onyx’s minority stockholders were obligated to sign the Stockholder Support Agreements based on the majority stockholders’ use of drag-along provisions. The minority stockholders’ Stockholder Support Agreements were signed by the Onyx majority stockholder utilizing the power of attorney granted to it under the Stockholders Agreement. Pursuant to the Stockholder Support Agreements, the Onyx stockholders agreed not to transfer any of their shares of capital stock in Onyx (the “Onyx Shares”), until the earlier of the consummation of the First Merger, the termination of the Business Combination Agreement, or the termination of the Stockholder Support Agreements. The Onyx stockholders further agreed to, among other things, (i) vote their Onyx Shares (x) to approve the Business Combination Agreement, the Business Combination and any other transactions contemplated thereby, and (y) against any merger or other business combination transaction (other than the Business Combination) that would reasonably be expected to prevent or otherwise adversely affect the Business Combination and any other transactions contemplated thereby, (ii) appoint Legacy as its proxy and attorney-in-fact, with full power of substitution and re-substitution, to vote Onyx Shares in favor of the Business Combination, (iii) waive any dissenters rights to which the Onyx stockholders may have pursuant to the New Jersey Business Corporation Act, (iv) abstain from joining or commencing any action against any parties to the Business Combination Agreement, and (v) release all parties to the Business Combination Agreement from any and all claims, as well as waive or relinquish rights to claims against the parties to the Business Combination Agreement that the Onyx stockholders or any of their affiliates may have had in the past, may now have or may have in the future, subject to certain exceptions, as described therein, including without limitation, any rights related to the Stockholder Litigation (as defined in the Business Combination Agreement).

On October 3, 2020, counsel to the defendants in the Stockholder Litigation received a letter from counsel to the Onyx minority stockholders objecting to the use by Onyx Enterprises Canada Inc., Onyx’ majority stockholder, of the “drag-along right” under Section 4.5 of the Stockholders Agreement, and the proxy granted pursuant to Section 5.1 of the Stockholders Agreement to execute (i) the stockholder written consent, dated September 18, 2020, approving the Business Combination Agreement and (ii) the Stockholder Support Agreement, dated October 30, 2020, in each case on behalf of the minority stockholders. The letter also describes the Business Combination as unlawful and threatens further unspecified actions by the minority stockholders.

2020 Registration Rights Agreement

At the Closing, the Company and the Onyx stockholders receiving shares of Common Stock as consideration (the “Onyx Holders”) entered into the Registration Rights Agreement, dated November 20, 2020 (the “2020 RRA”), to provide the Onyx Holders with registration rights with respect to certain outstanding shares of Common Stock and any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization.

Pursuant to the terms of the 2020 RRA, the Onyx Holders are entitled, after the expiration of a lock-up, to request (i) up to three written demands for registration, (ii) “piggy-back” registration in connection with any proposal of the Company to file a registration statement under the Securities Act and (iii) Form S-3 registrations, all subject to certain minimum requirements and customary conditions. The 2020 RRA provides for certain instances in which the Company may defer registration: if (A) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, an initiated registration by the Company and provided that the Company has delivered written notice to the Onyx Holders prior to receipt of a demand registration and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable registration statement to become effective; (B) the Onyx Holders have requested an Underwritten Registration (as defined in the 2020 RRA) and the Company and the Onyx Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such registration statement at such time. In connection with the Company’s obligation to register certain shares of Common Stock held by Legacy Acquisition Sponsor I LLC (the “Sponsor”) pursuant to the A&R Sponsor Support Agreement (as described below), the Onyx Holders requested a “piggy-back” registration pursuant to which the Company filed a registration statement on Form S-1 on January 29, 2021.

The 2020 RRA includes a lock-up period which provides that the Onyx Holders shall not transfer any shares of Common Stock issued to such Onyx Holder as part of the consideration for the Closing prior to the earlier of (i) the first anniversary of the Closing, (ii) the date, following the 180th day after the date of the Closing, on which the volume weighted average per share price (“VWAP”) of Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), (iii) the date, following the 270th day after the Closing, on which the VWAP of Common Stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), or (iv) the Company’s completion of a liquidation, merger, stock exchange or other similar transaction that results in all of the Onyx Holders having the right to exchange their shares of Common Stock for cash, securities or other property.

A&R Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, Legacy and the Stockholder Representative entered into a sponsor support agreement (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor agreed to, immediately prior to the Closing, (i) assign and transfer to Onyx for cancellation 3,000,000 shares of Legacy’s Class F common stock (the “Forfeited Shares”) and (ii) assign and transfer to Onyx for cancellation 14,587,770 of its private placement warrants to purchase shares of Legacy’s Class A common stock (the “Equity Reduction Warrants”), which excluded the Sponsor-Investor Private Warrants. The Forfeited Shares and the Equity Reduction Warrants were each forfeited as partial consideration for the Sponsor Deferred Shares (as defined below).

The Sponsor further agreed that (i) if the amount of funds available in the trust account established by Legacy for the benefit of its stockholders holding shares of Legacy’s Class A common stock, after giving effect to the exercise of redemption rights by the redeeming stockholders of Legacy, was less than $54,000,000, then immediately prior to the closing of the Business Combination, the Sponsor was to surrender and forfeit up to a maximum of 3,250,000 shares of Legacy’s Class F common stock (the “Equity Reduction Shares”), pursuant to a calculation described in the Sponsor Support Agreement and (ii) that if, and to the extent, that Legacy paid its transaction expenses from the trust account in excess of $16,400,000, then the Sponsor was to surrender and forfeit to Legacy up to a maximum of 3,250,000 shares of Legacy’s Class F common stock (the “Expense Reduction Shares”), pursuant to a calculation described in the Sponsor Support Agreement. In no event was the sum of the Expense Reduction Shares and the Equity Reduction Shares to exceed 3,250,000 shares of Legacy’s Class F common stock.

The Sponsor had the ability to earn back up to 50% of the sum of the number of Equity Reduction Shares and the number of Expense Reduction Shares based on the average trading share price of Common Stock over a 730 calendar day period immediately following the Closing (the “Sponsor Deferred Shares”).

On November 20, 2020, the Company entered into the Amended and Restated Sponsor Support Agreement (the “A&R Sponsor Support Agreement”) with the Sponsor and Shareholder Representative. Pursuant to the A&R Sponsor Support Agreement, prior to, and in connection with, the Closing, the Sponsor, among other things, (a) forfeited (i) 3,069,474 shares of Legacy’s Class F common stock and (ii) 14,587,770 warrants to purchase shares of Common Stock, (b) retained the rights to an aggregate of 4,430,526 shares of the Company’s Class F common stock, (c) assumed the obligation to pay the Buyer Transaction Expenses (as such term is defined in the Business Combination Agreement) and (d) retained the right to 1,502,129 shares of Common Stock should the Common Stock exceed $15.00 per share for any thirty-day trading period during the 730 calendar days after Closing. In addition, pursuant to the A&R Sponsor Support Agreement, 1,100,00 of the 4,430,526 shares of the Company’s Class F common stock retained by the Sponsor were retained in consideration of Sponsor’s contribution to Legacy of that certain direction notice provided by Onyx Enterprises Canada Inc. to Sponsor, which direction notice was paid to Onyx Enterprises Canada Inc., as the sole holder of the preferred stock of Onyx, as consideration for $11,000,000 of the Preferred Payment (as such terms are defined in the Business Combination Agreement) of $20,000,000 that was otherwise payable in cash. The Company agreed to use commercially reasonable efforts to register 2,700,000 shares of the Company’s Class F common stock retained by Sponsor.

Indemnification Agreements

In connection with the Closing, the Company entered into indemnification agreements as of November 20, 2020 (the “PARTS iD Indemnification Agreements”), with each of its officers and directors. Each PARTS iD Indemnification Agreement provides for indemnification by the Company of certain expenses, judgments, liabilities, settlement amounts and costs and the advancement of certain expenses, each to the fullest extent not prohibited by applicable law, relating to claims, suits or proceedings arising from the director’s or officer’s service to the Company.

Indemnification Claims

In 2015, each of Stanislav Royzenshteyn and Roman Gerashenko (the “Founder Stockholders”) entered into indemnification agreements (the “Founder Indemnification Agreements”) with Onyx, relating to the Founder Stockholders’ services as directors or officers.

In connection with certain legal proceedings involving certain of our stockholders (the “Stockholder Litigation”), Onyx Enterprises Canada Inc. and its principals (the “Investor Stockholder and Principals”) have made claims directly against the Company alleging that the Company has an obligation to indemnify certain individuals affiliated with the Investor Stockholder and Principals pursuant to the PARTS iD Indemnification Agreements signed by the Company and such individuals. In addition, the Founder Stockholders have tendered a demand for indemnification to the Company under the Founder Indemnification Agreements arising from certain claims asserted against them by the Investor Stockholder and Principals in the Stockholder Litigation. See “Election of Directors (Proposal No. 1)—Legal Proceedings” in this proxy statement and Note 5 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021, for more information on the Stockholder Litigation and the related indemnification claims.

Approval of Related Party Transactions

The charter of the Audit Committee contains the Company’s Related Party Transactions Policy (the “Policy”). The Policy sets forth the procedures to be followed by the Audit Committee in reviewing actual or potential related party transactions. Those procedures include consideration of whether the terms of the transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party, whether there are business reasons for the Company to enter into the transaction, whether the transaction would impair the independence of an outside director, whether the transaction would present an improper conflict of interest for any director or executive officer and the extent of the related party’s interest in the transaction.

ANTI-HEDGING AND ANTI-PLEDGING POLICY

The Company’s Insider Trading Policy prohibits all Company directors and executive officers (including the Company’s named executive officers, or “NEOs”) from engaging in the following transactions: (i) purchasing Company securities on margin, or otherwise pledging Company securities, (ii) short sales of Company securities, (iii) buying or selling put or call options or other derivative securities based on Company securities, (iv) purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of offsetting any decrease in the market value of equity securities either held, directly or indirectly, by the covered individual or granted by the Company as part of the compensation of the covered individual, and (v) engaging in limit orders or other pre-arranged transactions that execute automatically, except for “same-day” limit orders and approved 10b5-1 plans.

STOCK OWNERSHIP GUIDELINES

The Compensation Committee has established Stock Ownership Guidelines applicable to our directors and named executive officers. Under the guidelines, each covered individual is expected to own shares of the Company’s common stock with a value at least equal to the following: (i) for the Chief Executive Officer, two times his annual base salary; (ii) for the other named executive officers, one times his annual base salary; and (iii) for our non-employee directors, 2.5 times the annual non-chair Board retainer.

Shares counted for purposes of the ownership guidelines generally include shares owned directly and indirectly, as well as shares underlying full value awards subject to time-based vesting requirements, and the number of shares underlying “in-the-money” stock options with a value equal to the option spread, determined as of the most recent fiscal year end. Shares underlying unvested awards subject to performance-based vesting requirements and shares underlying unvested, out-of-the money stock options generally do not count towards the ownership requirements.

The applicable ownership level is to be achieved by the covered individuals within five years of when he or she becomes subject to the guidelines. Until an executive officer or director has achieved the applicable ownership level, he or she must retain at least 50% of the “net profit shares” resulting from any stock option exercise or from the exercise, vesting or settlement of any other form of equity-based compensation award.  “Net profit shares” refers to that portion of the number of shares subject to the exercise, vesting or settlement of an award that the individual would receive had he or she authorized us to withhold shares otherwise deliverable in order to satisfy any applicable exercise price or withholding taxes. The Compensation Committee is responsible for monitoring the application of the guidelines.

EXECUTIVE COMPENSATION

Overview

This compensation overview provides a summary of the Company’s compensation policies and programs, generally explains the Company’s compensation objectives, policies and practices with respect to its executive officers, and identifies the elements of compensation for each of the individuals identified in the following table, whom the Company refers to as its named executive officers, or “NEOs” for the fiscal year ended December 31, 2021.

Name	Principal Position
Antonino Ciappina	Chief Executive Officer
Kailas Agrawal	Chief Financial Officer
Ajay Roy	Chief Operating Officer

Compensation and Benefits Philosophy

The Company has designed its compensation and benefits as part of its overall human capital management strategy to facilitate its ability to attract, retain, reward and motivate a high performing executive team. The company’s compensation philosophy is based on a motivational plan to provide pay-for-performance (at both the individual and company levels), to enable the Company’s executive team to achieve the Company’s objectives successfully. The Company’s motivational plan is designed to achieve the following goals:

●	to reward principles that effect the success and accomplishment of the Company’s mission and goals;

●	to attract, motivate and retain a high performing executive team;

●	to recognize and reward individuals whose performance adds significant value to the Company; and

●	to support and encourage executive team performance.

Compensation Elements

In the year ended December 31, 2021, the Company’s executive compensation program consisted of the following elements:

●	base salary;

●	cash incentives;

●	equity-based compensation; and

●	benefits.

The Compensation Committee’s goal has been to set base compensation based upon financial and operating performance, each executive officer’s level of experience, and each executive officer’s current and expected future contributions to its results, in addition to providing competitive benefits. To emphasize the relationship between executive pay and the Company’s performance, the Compensation Committee provided for an annual cash incentive program based on 2021 performance. In addition, in 2021, the Compensation Committee granted RSUs and performance stock units (“PSUs”) to our executive officers. The Compensation Committee believes that this mix emphasizes performance, further aligning with our stockholders’ interests, and promotes retention.

Role of the Compensation Committee

The Compensation Committee reviews and approves the compensation of our executive officers. The Compensation Committee is solely composed of non-management directors, all of whom meet the independence requirements of applicable NYSE American rules.

Executive Compensation Determinations for 2021

Salary

Following the end of 2020, the Compensation Committee reviewed the base salaries of each of the named executive officers. While the Compensation Committee determined that the base salaries of the CFO and COO were appropriate in light of their duties and responsibilities, the Compensation Committee determined that the base salary of the CEO did not appropriately reflect his level of duties and responsibilities. In making this determination, the Compensation Committee took into account that no changes had been made to Mr. Ciappina’s base salary in connection with his assumption of the role of interim general manager in July of 2020 or in connection with his promotion to CEO in November 2020 in connection with the closing of the Business Combination. Accordingly, in April of 2021, the Compensation Committee approved an increase in Mr. Ciappina’s annual base salary from $300,000 to $400,000, effective retroactive to November 23, 2020.

Annual Incentive Plan

In early 2021, the Compensation Committee approved an annual incentive bonus program for the NEOs that would be earned based: (a) 56% on the achievement on Company organic net revenue (“Organic Net Revenue”); (b) 14% on organic adjusted cash flow (“Organic Adjusted Cash Flow”); and (c) 30% on the assessment of each participant’s individual contribution amount.

The Compensation Committee also established the target percentage by which the base salary of each NEO would be multiplied in order to determine the dollar amount that would be multiplied by the weighted percentage payout level applicable to each NEO following determination of such based on actual performance. The target amount for each named executive officer is set forth below:

NEO	Target Amount of 2021 Base Salary
Antonino Ciappina	50%
Kailas Agrawal	30%
Ajay Roy	30%

In early 2022, the Compensation Committee determined the degree to which Organic Net Revenue and Organic Adjusted Cash Flow were achieved, as well as the individual contribution amount for each NEO. The Compensation Committee determined that Organic Net Revenue (which for 2021, was the same as GAAP net revenue) was achieved at a level resulting in that metric consisting of 52.0% of the overall target amount; Organic Adjusted Cash Flow was such that no amounts were earned with respect to that metric; and the resulting percentage payout level relative to the target amount for the individual contributions was: Mr. Ciappina – 16.0%; Mr. Agrawal – 22.6%; and Mr. Roy – 22.9%. Based on these performance determinations, the following table sets forth the total annual bonus amount awarded to each NEO related to 2021:

NEO	2021 Bonus
Antonino Ciappina	$136,151
Kailas Agrawal	$67,208
Ajay Roy	$67,478

Equity Awards

A key component of an executive officer’s compensation is equity incentive awards, which are critical to focusing our executives on the Company’s long-term growth and creating stockholder value. The Compensation Committee grants equity awards under the PARTS iD, Inc. 2020 Equity Incentive Plan (the “2020 Plan”).

In April 2021, the Compensation Committee granted the following equity awards to the following NEOs:

NEO	RSUs	Target PSUs
Antonino Ciappina	130,000	130,000
Kailas Agrawal	125,000	125,000
Ajay Roy	125,000	125,000

The RSUs vest in three equal annual installments, subject to continued employment, on November 20, 2021, November 20, 2022 and November 20, 2023. The PSUs will be earned if and to the extent performance goals related to net revenue and adjusted cash flow targets are achieved over the three-year performance period of 2021-2023, subject to a requirement that Adjusted EBITDA for the performance period must be positive. Any earned PSUs will vest on the date on which the Compensation Committee certifies the degree to which the performance goals have been satisfied and the number of PSUs that have been earned.

Summary Compensation Table

The following table sets forth the total compensation for the Company’s NEOs earned or paid by Onyx prior to the Business Combination and by the Company after the Business Combination for the years ended December 31, 2021 and 2020:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)
Antonino Ciappina	2021	409,241	—	2,085,200	136,151	—	2,630,592
Chief Executive Officer	2020	295,082	88,525	—	—	—	383,607

Kailas Agrawal(5)	2021	300,000	—	2,005,000	67,208	—	2,372,208
Chief Financial Officer	2020	180,657	136,247	—	—	9,758	326,662

Ajay Roy	2021	300,000	—	2,005,000	67,478	—	2,372,478
Chief Operating Officer	2020	300,000	90,000	—	—	—	390,000

(1)	Represents incentive compensation based on individual and organization-wide performance, including amounts earned related to the applicable year even if paid in the following year. In addition, for 2020, Mr. Agrawal received a signing bonus of $100,000 when he re-joined the Company.

(2)	Represents the aggregate grant date fair value of RSU and PSU awards granted during 2021, computed in accordance with FASB ASC Topic 718, which for RSUs was equal to the closing price of a share of our Common Stock on the date of grant, multiplied by the number of RSUs in the grant, and for PSUs was equal to the closing price of a share of our Common Stock on the date of grant, multiplied by the maximum number of PSUs that could be earned from the grant.

(3)	Represents amounts earned under our annual incentive plan for 2021, which was were paid shortly after the end of 2021.

(4)	For 2020, this amount represents payments to Mr. Agrawal for perquisite payments related to air travel, rental car and use of an apartment near Onyx’s headquarters while travelling for work in the U.S.

(5)	Mr. Agrawal was not employed by the Company from March 27, 2020 through August 5, 2020.

Outstanding Equity Awards at 2021 Fiscal Year End

The following table sets forth certain information regarding equity awards that have been granted to our NEOs and that were outstanding as of December 31, 2021:

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Antonino Ciappina	4/16/2021	86,667	(2)	211,467
	4/16/2021				130,000	(3)	317,200

Kailas Agrawal	4/16/2021	83,334	(2)	203,335
	4/16/2021				125,000	(3)	305,000

Ajay Roy	4/16/2021	83,334	(2)	203,335
	4/16/2021				125,000	(3)	305,000

(1)	Market value is calculated by multiplying the number of shares by $2.44, the closing sale price per share of our Common Stock on the NYSE American on December 31, 2021.

(2)	Represents RSUs that vest 50% on November 20, 2022 and 50% on November 20, 2023, subject to continued service on each vesting date.

(3)	Represents the maximum number of PSUs that can be earned based on the results of performance measures during the three-year performance period of 2021-2023. The PSUs will vest on the date on which the Compensation Committee certifies the degree to which the performance goals have been satisfied and the number of PSUs that have been earned.

Summary of Compensatory Arrangements with Named Executive Officers, Including Arrangements Upon a Termination or Change in Control

Employment Agreements

The Company entered into an at-will employment agreement with Mr. Ciappina on November 28, 2019 (the “Ciappina Employment Agreement”). Pursuant to the Ciappina Employment Agreement, Mr. Ciappina is entitled to an annual salary of $300,000, subject to potential increases. Additionally, Mr. Ciappina was eligible to earn cash incentive compensation of up to $90,000 per year based on performance related to individual and organization-wide metrics. Upon the completion of four years of continuous employment with the Company, Mr. Ciappina was also eligible to receive a lump-sum incentive payment of up to $325,000, with the actual amount to be paid to him to be determined based on the Company’s performance during the corresponding period. As contemplated by the Ciappina Employment Agreement, in connection with the Company’s adoption of the 2020 Plan and the Compensation Committee’s determination to utilize annual incentive bonuses as described above, further accruals of the lump-sum incentive payment have ceased. On July 10, 2020, in connection with the resignation of Mr. Royzenshteyn as CEO of the Company, Mr. Ciappina assumed the duties of interim general manager, and in November 2020, in connection with the Business Combination, Mr. Ciappina assumed the duties of CEO. The Ciappina Employment Agreement was not amended in 2020 in connection with Mr. Ciappina’s assumption of these duties, however, the Compensation Committee has approved extending Mr. Ciappina’s severance period from 90 to 180 days. Further, as described above, the Compensation Committee has increased Mr. Ciappina’s annual base salary to $400,000, retroactive to the date of his promotion to CEO, and has determined that his 2021 bonus opportunity was equal to 50% of his base salary.

The Company entered into an at-will employment agreement with Mr. Agrawal on August 4, 2020 (the “Agrawal Employment Agreement”). Pursuant to the Agrawal Employment Agreement, Mr. Agrawal is entitled to an annual salary of $300,000, subject to potential increases. Additionally, Mr. Agrawal may earn cash incentive compensation of up to $90,000 per year based on performance related to individual and organization-wide metrics. Upon the completion of two years of continuous employment with the Company, Mr. Agrawal was also eligible to receive a lump-sum incentive payment of up to $162,500, with the actual amount to be paid to him to be determined based on the Company’s performance during the corresponding period. As contemplated by the Agrawal Employment Agreement, in connection with the Company’s adoption of the 2020 Plan and the Compensation Committee’s determination to utilize annual incentive bonuses as described above, further accruals of the lump-sum incentive payment have ceased.

The Company entered into an at-will employment agreement with Mr. Roy on October 8, 2019 (the “Roy Employment Agreement”). Pursuant to the Roy Employment Agreement, Mr. Roy is entitled to an annual salary of $300,000, subject to potential increases. Additionally, Mr. Roy may earn cash incentive compensation of up to $90,000 per year based on performance related to individual and organization-wide metrics. Upon the completion of four years of continuous employment with the Company, Mr. Roy was also eligible to receive a lump-sum incentive payment of up to $350,000, with the actual amount to be paid to him to be determined based on the Company’s performance during the corresponding period. As contemplated by the Roy Employment Agreement, in connection with the Company’s adoption of the 2020 Plan and the Compensation Committee’s determination to utilize annual incentive bonuses as described above, further accruals of the lump-sum incentive payment have ceased.

Additionally, the Company, Mr. Ciappina, Mr. Agrawal or Mr. Roy may terminate the applicable employment agreement without cause by providing 30 days’ written notice to the applicable party. Further, the Company may terminate any of the applicable employment agreements for cause (as defined in each employment agreement) at any time. Upon termination, Mr. Ciappina, Mr. Agrawal and Mr. Roy would be due the following forms of compensation: (i) accrued and unpaid compensation; (ii) accrued and unpaid amounts for unused vacation; and (iii) any unreimbursed expenses payable in accordance with the applicable employment agreement.

In the event the Company terminates the applicable employment agreement without cause, subject to the named executive officer entering into a full release of all claims, the Company shall pay to the named executive officer the following number of additional days of salary: Mr. Ciappina: 180 days; Mr. Agrawal: 365 days; and Mr. Roy: 90 days.

Pursuant to each applicable employment agreement, Mr. Ciappina, Mr. Agrawal and Mr. Roy have agreed that, during the relevant period of employment and for two years after, each officer shall not (i) engage in any competing business within any state, country, region or locality in which the Company is operating or (ii) solicit any of the Company’s clients or hire any of the Company’s employees, contractors, agents, or business affiliates.

Equity Award Provisions

In general, any unvested RSUs and PSUs will be forfeited upon a named executive officer’s termination of employment for any reason, except that if a named executive officer’s employment is terminated by the Company without cause or by the named executive officer for good reason within twelve months following a change in control of the Company, all then-unvested RSUs and PSUs held by the named executive officer will vest. In addition, if a named executive officer retires after reaching age 65 with at least five years of service to the Company (taking into account service with predecessors) and after the first full year of the performance period has been completed, the named executive officer will be eligible to vest in his PSUs at the end of the performance period based on the Compensation Committee’s determination at the end of the performance period of the level at which the performance goals were achieved.

Retirement Plans; Non-Qualified Deferred Compensation Plans

The Company currently does not maintain any retirement or non-qualified deferred compensation plans for any of its employees.

Equity Compensation Plan Information

The following table summarizes the information about outstanding awards and available shares under the 2020 Plan, and available shares under the PARTS iD, Inc. 2020 Employee Stock Purchase Plan (the “ESPP”) as of December 31, 2021:  PARTS iD, Inc. 2020 Employee Stock Purchase Plan (the “ESPP” and, together with the 2020 Plan, the “Equity Plans”). There are 4,904,596 shares of Common Stock available for issuance under the 2020 Plan and 2,043,582 shares of Common Stock available for issuance under the ESPP.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(3)	2,170,033	—	3,985,797	(3)
Equity compensation plans not approved by security holders	—	—	—

(1)	Consists of RSUs and PSUs outstanding under the 2020 Plan. The number of PSUs included in this amount consists of the maximum number of shares which the participants are eligible to receive if applicable performance measures are fully achieved. The actual number of shares that will be issued under the PSUs depends on the performance over the applicable performance period.

(2)	RSUs and PSUs do not have an exercise price.

(3)	Consists of 1,942,215 shares available under the 2020 Plan and 2,043,582 shares available under the ESPP. The 2020 Plan provides for the grant of stock options, restricted stock, restricted stock units, performance shares, performance units, stock appreciation rights, other stock-based awards and cash awards, which may be granted to employees, directors and consultants of the Company. The ESPP has not yet been implemented.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the accuracy and integrity of the Company’s financial reporting, including the performance and the independence of the Company’s independent registered public accounting firm, WithumSmith+Brown, PC.  The responsibilities of our Audit Committee are set forth in our Audit Committee charter. The charter is available on our website at https://www.partsidinc.com/corporate-governance/governance-documents.  In the discharge of its responsibilities, the Audit Committee:

●	reviewed and discussed with management and WithumSmith+Brown, PC our audited financial statements for the fiscal year ended December 31, 2021;

●	discussed with WithumSmith+Brown, PC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;

●	received the written disclosures and the letter from WithumSmith+Brown, PC required by the applicable requirements of the PCAOB regarding WithumSmith+Brown, PC’s communications with the Audit Committee concerning independence; and

●	discussed with WithumSmith+Brown, PC their independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

Audit Committee

Ann M. Schwister (Chair) Richard White Aditya Jha

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth by fee category the aggregate fees for professional services rendered by WithumSmith+Brown, PC for the fiscal years ended December 31, 2021 and December 31, 2020:

	Year Ended
	December 31,	December 31,
	2021	2020
Audit Fees	$190,712	$124,803
Audit-Related Fees	—	—
Tax Fees	219,148	137,739
All Other Fees	—	—
Total	$409,860	$262,542

Audit Fees consist of fees for professional services rendered for the audit of the Company’s annual financial statements and for the review of the Company’s financial statements included in its quarterly reports on Form 10-Q.  These fees also include fees for services related to registration statement filings.

Audit-Related Fees consist of fees for professional services that are reasonably related to the audit or review of the Company’s financial statements but are not reported under “Audit Fees.”

Tax Fees consist of fees related to tax compliance, tax advice and tax planning services.

Policy on Audit Committee Pre-Approval

The Audit Committee has adopted a policy for pre-approval of all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services. Under the policy, the Chairman of the Audit Committee has also been delegated the authority to approve services up to a specified fee amount. The Chairman of the Audit Committee will report, for informational purposes only, any interim pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to our management. All of the services described in the above fee table were approved in conformity with the Audit Committee’s pre-approval process.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding the beneficial ownership of the Common Stock as of April 18, 2022, by:

●	each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Common Stock;

●	each named executive officer and current director of the Company; and

●	all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including, if any, options, RSUs, warrants and other convertible securities that are currently exercisable or convertible, or vest or become exercisable or convertible within 60 days.

The beneficial ownership percentages set forth in the table below are based on 33,965,804 shares of Common Stock outstanding as of April 18, 2022.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.

Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Outstanding Class A Common Stock %
Principal Stockholders:
Onyx Enterprises Canada Inc.(1)	14,240,187	41.9%
Roman Gerashenko(2)	6,055,385	17.8%
Stanislav Royzenshteyn(3)	6,055,385	17.8%
Directors and Named Executive Officers:
Prashant Pathak(4)	14,255,445	42.0%
Edwin J. Rigaud(5)	1,141,748	3.4%
Richard White(6)	1,063,743	3.1%
Darryl T.F. McCall(7)	1,059,446	3.1%
Antonino Ciappina	19,688	*
Kailas Agrawal	19,577	*
Ajay Roy	19,577	*
Aditya Jha(8)	17,258	*
Rahul Petkar(9)	16,458	*
Ann M. Schwister(10)	15,258	*
All current directors and executive officers as a group (12 persons)	15,828,706	46.5%

*Less	than 1%.

(1)	Information is based on a Schedule 13D filed with the SEC on January 14, 2021 and Form 4s filed by Mr. Pathak. The address of Onyx Enterprises Canada Inc. (“OEC”) is 2 Bloor Street W., Suite 2006, Toronto, Ontario, Canada M4W 3E2.
(2)	Information is based on a Schedule 13D/A filed with the SEC on April 20, 2021. The address of Mr. Gerashenko is P.O. Box 175, Wickatunk, New Jersey, 07765.

(3)	Information is based on a Schedule 13D/A filed with the SEC on April 20, 2021. The address of Mr. Royzenshteyn is P.O. Box 175, Wickatunk, New Jersey, 07765.
(4)	Consists of: (a) 7,142 shares of Common Stock held directly; (b) 8,116 RSUs that are scheduled to vest within 60 days of April 18, 2022; and (c) 14,240,187 shares of Common Stock held by OEC. Mr. Pathak serves as the President and a director of OEC. Mr. Pathak disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(5)	Consists of: (a) 219,489 shares of Common Stock held directly; (b) 8,116 RSUs that are scheduled to vest within 60 days of April 18, 2022; and (c) 914,143 shares of Common Stock held by Legacy Acquisition Sponsor I LLC over which Mr. Rigaud may share voting and investment power with Legacy Acquisition Sponsor I LLC. Mr. Rigaud is the managing member of Legacy Acquisition Sponsor I LLC and disclaims beneficial ownership of such shares held by Legacy Acquisition Sponsor I LLC, except to the extent of his pecuniary interest therein.
(6)	Consists of: (a) 141,484 shares of Common Stock held directly; (b) 8,116 RSUs that are scheduled to vest within 60 days of April 18, 2022; and (c) 914,143 shares of Common Stock held by Legacy Acquisition Sponsor I LLC. Mr. White is a member of Legacy Acquisition Sponsor I LLC and may be deemed to have beneficial ownership of shares of Common Stock owned by Legacy Acquisition Sponsor I LLC; however, Mr. White disclaims beneficial ownership of such shares held by Legacy Acquisition Sponsor I LLC, except to the extent of his pecuniary interest therein.
(7)	Consists of: (a) 137,187 shares of Common Stock held directly; (b) 8,116 RSUs that are scheduled to vest within 60 days of April 18, 2022; and (c) 914,143 shares of Common Stock held by Legacy Acquisition Sponsor I LLC. Mr. McCall is a member of Legacy Acquisition Sponsor I LLC and and may be deemed to have beneficial ownership of shares of Common Stock owned by Legacy Acquisition Sponsor I LLC; however, Mr. McCall disclaims beneficial ownership of such shares held by Legacy Acquisition Sponsor I LLC, except to the extent of his pecuniary interest therein.
(8)	Consists of: (a) 9,142 shares of Common Stock held directly; and (b) 8,116 RSUs that are scheduled to vest within 60 days of April 18, 2022.
(9)	Consists of: (a) 8,342 shares of Common Stock held directly; and (b) 8,116 RSUs that are scheduled to vest within 60 days of April 18, 2022.
(10)	Consists of: (a) 7,142 shares of Common Stock held directly; and (b) 8,116 RSUs that are scheduled to vest within 60 days of April 18, 2022.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder require directors and certain officers and persons who own more than ten percent of any class of our voting securities to file reports of their ownership of our common stock and changes in their ownership with the SEC. Based on a review of reports filed by these reporting persons and written representations by our directors and executive officers, we believe that all of our directors, executive officers and persons who own more than ten percent of any class of our voting securities complied with all filing requirements applicable to them, other than two open market purchases of shares by Mr. Jha that were reported on a Form 4 filed two and three days late, and one open market purchase of shares by Mr. Rigaud that was reported on a Form 4 filed five business days late.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On December 22, 2020, following a review undertaken by the Audit Committee of the Board, the Audit Committee approved the engagement of WithumSmith+Brown, PC (“Withum”) to serve as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2020. Since 2017, Withum had served as the independent registered public accounting firm of Legacy.

Withum had also served as Onyx’s independent registered public accounting firm since 2016, but was not engaged to audit Onyx’s financial statements in connection with the Business Combination. In connection with the Business Combination, UHY LLP (“UHY”) served as Onyx’s independent registered public accounting firm, and it audited the balance sheets of Onyx as of December 31, 2019 and 2018, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the years ended December 31, 2019, 2018, and 2017, and the related notes (collectively, the “Onyx Financial Statements”). The Company informed UHY that it would be replaced by Withum as the Company’s independent registered public accounting firm, effective on December 22, 2020.

The audit report of UHY on the Onyx Financial Statements did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During fiscal 2018 and 2019, and through December 22, 2020, there were (i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K with UHY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of UHY would have caused UHY to make reference to the subject matter of the disagreement(s) in connection with its report on the Onyx Financial Statements, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

As noted above, Withum had served as Legacy’s independent registered public accounting firm since 2017. Withum also had served as Onyx’s independent registered public accounting firm beginning in 2016, but it did not provide any auditing services to Onyx in connection with the Business Combination. During fiscal 2018 and 2019, and through December 22, 2020, Withum did not provide any services or consultations to the Company or Onyx, except pursuant to that for which it was engaged.

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

Stockholders interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting must do so in compliance with applicable SEC rules and regulations. Under Rule 14a-8 adopted by the SEC, to be considered for inclusion in our proxy materials for our 2023 annual meeting, a stockholder proposal must be received in writing by our Corporate Secretary at our principal office set forth on the cover page of this proxy statement no later than December 30, 2022. If the date of our 2022 Annual Meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Any such proposals will also need to comply with the various provisions of Rule 14a-8, which governs the basis on which such stockholder proposals can be included or excluded from company-sponsored proxy materials.

In addition, our Bylaws contain advance notice provisions requiring a stockholder who wishes to present a proposal or nominate directors at our next annual meeting of stockholders (whether or not to be included in the proxy statement) to comply with certain requirements, including providing timely written notice thereof in accordance with our Bylaws. To be timely for our 2023 Annual Meeting of Stockholders, any such proposal must be delivered in writing to our Corporate Secretary at our executive offices in Cranbury, New Jersey, on or before March 16, 2023, but no earlier than February 14, 2023 (except that if the date of the 2023 Annual Meeting is more than 30 days before or more than 60 days after the anniversary date of the 2022 Annual Meeting, notice by the stockholder must be received not earlier than the close of business on the 120th day prior to the date of the 2023 Annual Meeting and not later than the close of business on the later of the 90th day before the date of the 2023 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2023 Annual Meeting is first made by the Company). A copy of our Bylaws may be obtained upon written request directed to our Corporate Secretary at 1 Corporate Drive, Suite C, Cranbury, New Jersey 08512.

HOUSEHOLDING OF PROXY MATERIALS

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for notices, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single copy of such materials to those stockholders.  This method of delivery, often referred to as “householding,” should reduce the amount of duplicate information that stockholders receive and lower printing and mailing costs.  The Company and certain intermediaries will be householding notices, proxy statements and annual reports for stockholders of record in connection with our 2022 Annual Meeting.  This means that:

●	Only one notice, proxy statement and annual report will be delivered to multiple stockholders sharing an address unless you notify your broker or bank to the contrary;
●

You can contact the Company by calling (866) 909-6699 or by writing to Corporate Secretary, PARTS iD, Inc., 1 Corporate Dr., Ste C, Cranbury, NJ 08512, to request a separate copy of the notice, proxy statement and annual report for the 2021 Annual Meeting and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future, or you can contact your bank or broker to make a similar request; and

●

You can request delivery of a single copy of the notice, proxy statement and annual report from your bank or broker if you share the same address as another Company stockholder and your bank or broker has determined to household proxy materials.

OTHER MATTERS

Our Board knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting.  However, if any other matter should be properly presented for consideration and vote at the Annual Meeting or any adjournment(s) thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of the Company and its stockholders.

PARTS iD, Inc.

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ID2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D84454-P67101 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PARTS iD, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Class I Nominees:	**For**	**Withhold**
1a. Darryl T. F. McCall	☐	☐
1b. Rahul Petkar	☐	☐
1c. Ann M. Schwister	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	**Against**	**Abstain**
2. Ratification of the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for 2022.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting or at any and all adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D84455-P67101

PARTS iD, INC.
Annual Meeting of Stockholders
June 14, 2022 10:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Antonino Ciappina and Kailas Agrawal, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of PARTS iD, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at: www.virtualshareholdermeeting.com/ID2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side